Exhibit 99.1

MEDIA CONTACTS:	Telkonet Investor Relations
414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet, Inc. Announces Restatement to Prior Reported Financial Statements

March 20, 2012: Milwaukee, WI – Telkonet, Inc. (OTC BB: TKOI.OB, the “Company”), developer of the revolutionary EcoSmart energy management platform announced today that the Company’s management has recommended, and the Company’s Audit Committee has concluded, that the Company’s audited consolidated financial statements for the years ended December 31, 2010 and 2009 included in its 2010 Annual Report on Form 10-K, as well as the interim consolidated financial statements for 2011 and 2010 included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 will need to be restated as a result of certain adjustments and therefore should no longer be relied upon.

The Company disclosed in Note R to the financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, the existence of potential sales tax exposure for which it had accrued $159,000.  The Company engaged a nationally recognized sales tax consultant to assist in its analysis of the potential exposure.  The process of calculating the magnitude of the exposure and determining the need to restate the financial statements has been arduous and lengthy, due to the complexities involved with incorporating statutes of all 50 states.  The under accrual of sales tax, interest and penalties amounted to approximately $815,000 for the periods including and prior to September 30, 2011. The aggregate impact of their findings led the Audit Committee to conclude that restatements were warranted.  The Company and the Audit Committee discussed the conclusion to restate its financial statements with the Company’s current and predecessor independent registered public accounting firms.

In addition, during the course of the Company’s 2011 financial close process, management has become aware of certain potential adjustments related to previously reported financial information and is in the process of completing such analysis.

Telkonet’s President and Chief Executive Officer, Jason Tienor, said, “We are fully committed to ensuring the prompt and thorough resolution of these matters and providing our valued shareholders with the most accurate disclosure possible. The restatement and the process leading up to it represent another step in our ongoing efforts to reshape Telkonet and position it for long-term growth and profitability. We remain excited about the future of the company as we continue to focus on providing industry-leading technology to our customers, solidifying the strength of our market position and delivering value to our shareholders.”

The Company remains committed to completing its financial review at the earliest possible time.  The accounting analysis is ongoing and subject to continuing review; therefore, the final financial results may vary materially from this preliminary report.

ABOUT TELKONET
Telkonet is a leading energy management technology provider offering hardware, software and services to commercial customers worldwide.  The EcoCentral platform, in conjunction with the EcoSmart suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption. Telkonet’s energy management products are installed in properties within the Hospitality, Military, Education, and Healthcare markets to reduce energy consumption and carbon footprints, helping to eliminate the need for new energy generation. For more information, please visit www.telkonet.com.

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ABOUT ETHOSTREAM
EthoStream is one of the largest public High-Speed Internet Access (HSIA) providers in the world, providing services to more than 4.2 million users monthly across a network of greater than 2,300 locations.  EthoStream’s EGS line of public-access gateway servers provides real-time monitoring and management of guest-access networks while its 24/7 support center is known for the highest levels of quality and service.  With a wide range of product and service offerings and one of the most comprehensive management platforms available for HSIA networks, EthoStream offers solutions for any public access location. For more information, please visit www.ethostream.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as the timing of the restatement of the Company’s audited financial statements for the year ended December 31, 2010 included in its 2010 Annual Report on Form 10-K and the interim financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, the Company’s ability to timely file its annual report on Form 10-K for the year ended December 31, 2011, the Company’s ability to accurately determine its potential sales tax exposure and other significant accounting estimates, competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

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